SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                   FORM 8-K/A

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 27, 1998




                                   AMTROL Inc.
             (Exact name of registrant as specified in its charter)



         Rhode Island                     0-20328              05-0246955
(State or other jurisdiction          (Commission File      (I.R.S. Employer
        of incorporation)                 Number)           Identification No.)


              1400 Division Road, West Warwick, Rhode Island 02893
               (Address of principal executive offices) (Zip Code)



                                 (401) 884-6300
              (Registrant's telephone number, including area code)





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AMENDMENT NO. 1

This Current Report on Form 8-K/A amends and restates in its entirety the Current Report on Form 8-K, dated August 13, 1998, filed by Amtrol, Inc. ("Amtrol"), as set forth in the pages attached hereto:

(List all such items, financial statements, exhibits or other portions amended):


Item 5.  Other Events.

         On July 31, 1998, AMTROL Inc. ("Amtrol") announced that its majority shareholder, Cypress Group LLC, and Amtrol management had made a capital contribution to the company amounting to approximately $20,500,000. In light of the capital infusion, Amtrol has amended the agreement with its bank lending group to reflect the additional capital, allow for early repayment of a portion of the principal outstanding, and modify certain loan covenants. In addition, Amtrol announced a reorganization of the executive management group at its West Warwick, Rhode Island headquarters, and the appointment of Albert Indelicato as Amtrol's President and Chief Executive Officer and the appointment of Mr. Indelicato and Andrew Massimilla, President of the Stratham Consulting Group, to the Board of Directors. Finally, Amtrol announced its intention to take a second quarter charge of $14,500,000 in connection with the management reorganization, delays affecting the start-up of production lines recently transferred to the West Warwick facility from the Nashville, Tennessee facility and a provision for warranty costs relating to a 1995 - 1996 production problem. The second-quarter charge includes cash outlays in 1998 of approximately $5,300,000 and a further $3,700,000 in 1999 and thereafter, and non-cash charges of $5,500,000.


Item 7. Exhibits

         (c)      Exhibits.

         Copy of Press Release issued on July 31, 1998.

                                   SIGNATURES

         Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            AMTROL Inc.
                                            (Registrant)



Date: August 14, 1998                   By: /s/ Donald W. Reilly
                                            --------------------------
                                            Donald W. Reilly
                                            Chief Financial Officer

                                  Exhibit Index

(99) Press Release dated July 31, 1998 ....................................p. 5.

                                                                       Exhibit 5

          AMTROL ANNOUNCES ADDITIONAL CAPITAL CONTRIBUTION, MANAGEMENT
                       CHANGES AND SECOND QUARTER CHARGE

     AMTROL Inc. announced today, following its recent acquisition of NOVA in Germany and last year's successful acquisition of ALFA in Portugal, that its majority shareholder, The Cypress Group LLC, and management have made an additional capital contribution. AMTROL and its bankers have also agreed to amend its bank agreement. In addition, the Company announced a reorganization of the executive management group at its West Warwick, Rhode Island headquarters and its intention to take a second quarter charge of $14.5 million in connection with the management reorganization, delays related to starting-up production of production lines recently transferred to its West Warwick facility and a provision for warranty costs relating to a 1995-1996 production problem. The second quarter charge includes cash outlays in 1998 of approximately $5.3 million and a further $3.7 million in 1999 and 2000, and non-cash charges of $5.5 million.

     In connection with the management reorganization, the Company appointed Andrew Massimilla, President of the Stratham Consulting Group, to the Company's board of directors. Mr. Massimilla has also been retained to help facilitate and oversee the execution of an improvement plan designed to increase the Company's operational efficiency. In addition, Mr. Albert Indelicato has been appointed Amtrol Inc.'s President and Chief Executive Officer and has been appointed to the Company's board of directors. Mr. Indelicato was most recently the president and CEO of Power Control Technology (NYSE), and has extensive executive and operational leadership experience.

     The Company indicated that the capital contribution by the Cypress Group, together with management, approximates $20.5 million. In addition, the Company announced that it amended the agreement with its bank lending group to reflect the additional capital contribution, allow for the early repayment of a portion of the principal outstanding and to modify certain loan agreement covenants to be more in line with the Company's business plans.

     The charge to be taken in the Company's second quarter includes severance and related costs in connection with the management reorganization and incremental costs associated with the December 1997 closure of the Company's Nashville, Tennessee production facility and the relocation of Nashville production to West Warwick, Rhode Island. The charge also includes abnormal warranty costs for a line of products relating to a manufacturing design problem which has since been corrected.

     In announcing all these changes, Jack Cashman, AMTROL's Chairman, said "We are extremely pleased and fortunate to add these talented managers to our Corporate team. Together, they bring over 70 years of manufacturing and operational experience to AMTROL and their contribution has already had a positive impact on our Company. This organization also enables us to clearly focus on North American operations while continuing our drive for international expansion based upon our European operations of AMTROL, ALFA and NOVA."

     AMTROL is a leading North American producer and marketer of flow and expansion control technology used in water systems and heating, ventilating and air conditioning products. The Company's major products are pressure regulating tanks used in water well and hydronic heating applications. AMTROL also manufactures returnable and non-returnable containers for refrigerant gases and returnable cylinders to dispense heating and cooking gases. Products are marketed under the Well-X-Trol, Extrol, Therm-X-Trol and Champion brand names. AMTROL is a wholly-owned subsidiary of AMTROL Holdings Inc. which is controlled by Cypress Merchant Banking Partners, L.P. and Cypress Offshore Partners, L.P., private equity funds managed by the Cypress Group L.L.C.